Exhibit 99.1
I.	INDIVIDUAL SMOKER CASES
District of Columbia
Sims, et al. v. Philip Morris, Inc., et al., Case No. 1:01-CV-01107-GK, USDC, District of Columbia (case filed 5/23/01). Three individuals suing. In February 2003, the court denied plaintiffs’ motion for class certification. Plaintiffs subsequently filed motions seeking reconsideration and reversal of the order denying class certification, which motions were denied by the court in December 2006. No appeals were taken.
Florida
Engle Progeny Cases. Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle v. R.J. Reynolds Tobacco Co., which decertified the class on a prospective basis, former class members had one year from January 11, 2007 to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007 mandate, are referred to as the Engle progeny cases. Certain of these cases were previously listed in this Exhibit 99.1, but are now generally referred to in this paragraph. As of February 22, 2008, Liggett or the Company were served in approximately 1,600 Engle progeny cases in both state and federal courts in Florida. These cases include approximately 3,500 plaintiffs. Plaintiffs have 120 days to serve cases filed before the deadline, so the total number of cases could increase substantially. For further information on the Engle case, see “II. Class Action Cases — Engle Case,” below.
Bailey v. The American Tobacco Company, et al., Case No. 97-18056-CA-15, Circuit Court of the 11th Judicial Circuit, Florida, Miami-Dade County (case filed 8/12/97). One individual suing as Personal Representative of the estate and survivors of a deceased smoker.
Cowart v. Liggett Group Inc., et al., Case No. 98-01483CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 3/16/98). One individual suing.
Davis, B., et al. v. Liggett Group Inc., et al., Case No. 02-48914, Circuit Court of the 17th Judicial Circuit, Florida, Broward County (case filed 10/4/02). Liggett is the only defendant in this action. In April 2004, a jury awarded compensatory damages of $540,000 against Liggett. In addition, plaintiff’s counsel was awarded legal fees of $752,000. On October 10, 2007, the compensatory award was affirmed by the Fourth District Court of Appeal. Liggett filed a motion for rehearing and/or certification with the Fourth District Court of Appeals. On February 20, 2008, the Fourth District Court of Appeals certified certain issues for further appeal to the Florida Supreme Court.
Duecker v. Liggett Group Inc., Case No. 98-03093 CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 7/5/98). One individual suing. Liggett is the only tobacco company defendant.
Ferlanti v. Liggett Group Inc., et al., Case No. 03-21697, Circuit Court of the 17th Judicial Circuit, Florida, Broward County (case filed 12/11/03). One individual suing as Personal Representative of the estate and survivors of a deceased smoker. Liggett is the sole defendant in this action. Plaintiff’s motion for leave to amend to add a claim for punitive damages was granted on April 25, 2007. Trial commenced on February 19, 2008, and the court declared a mistrial on February 22, 2008.

Laschke, et al. v. R.J. Reynolds, et al., Case No. 96-8131-CI-008, Circuit Court of the 6th Judicial Circuit, Florida, Pinellas County (case filed 12/20/96). Two individuals suing. The dismissal of the case was reversed on appeal, and the case was remanded to the trial court. Motions to dismiss have been filed by the defendants.
Levine v. R.J. Reynolds, et al., Case No. CL 95-98769 (AH), Circuit Court of the 15th Judicial Circuit, Florida, Palm Beach County (case filed 7/24/96). One individual suing. It is likely the matter will be set for trial in the Fall of 2008.
Lobley v. Philip Morris, et al., Case No. 97-1033-CA-10-L, Circuit Court of the 18th Judicial Circuit, Florida, Seminole County (case filed 5/14/97). Two individuals suing.
Lukacs v. R. J. Reynolds Tobacco Company, et al., Case No. 01-38-22 CA23, Circuit Court of the 11th Judicial Circuit, Florida, Miami-Dade County (case filed 12/15/01). One individual suing as Personal Representative of the estate and survivors of a deceased smoker. In June 2002, the jury awarded $37,500,000 in compensatory damages, which was subsequently reduced to approximately $24,860,000. The jury found Liggett 50% responsible. The plaintiff has requested that the court enter partial judgment in this matter, award attorneys’ fees and costs and schedule a trial on punitive damages. A hearing on plaintiff’s motion to enter final judgment occurred on March 15, 2007. A decision is pending. See Note 12, Contingencies, for a more detailed discussion of this case.
Meckler, et al. v. Brown & Williamson, et al., Case No. 97-03949-CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 7/10/97). One individual suing.
Rawls, et al. v. Liggett Group Inc., et al., Case No. 97-01354 CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 3/6/97). One individual suing.
Spry, et al. v. Liggett Group, LLC, et al., Case No. 06-31216 CICI, Circuit Court of the 7th Judicial Circuit, Florida, Volusia County (case filed 7/27/06). Two individuals suing.
Strohmetz v. Philip Morris, et al., Case No. 98-03787 CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 7/16/98). One individual suing.
Louisiana
Dimm, et al. v. R.J. Reynolds, et al., Case No. 53919, Circuit Court of the 18th Judicial District Court, Louisiana, Iberville Parish (case filed 7/25/00). Seven individuals suing.
Hunter, et al. v. R. J. Reynolds Tobacco Company, et al., Case No. 2002/18748m, Circuit Court of the Civil District Court, Louisiana, Parish of Orleans (case filed 12/4/2002). Two individuals suing.
Newsom, et al. v. R.J. Reynolds, et al., Case No. 105838, Circuit Court of the 16th Judicial District Court, Louisiana, St. Mary Parish (case filed 5/17/00). Five individuals suing.
Oser v. The American Tobacco Co., et al., Case No. 97-9293, Circuit Court of the Civil District Court, Louisiana, Parish of Orleans (case filed 5/27/97). One individual suing.

Reese, et al. v. R. J. Reynolds Tobacco Company, et al., Case No. 2003-12761, Circuit Court of the 22nd Judicial District Court, Louisiana, St. Tammany Parish (case filed 6/10/03). Five individuals suing.
Maryland
Aversa, et al. v. John Crane-Houdaille, Inc., et al., Case No. 24-X-05-000224, Circuit Court, Baltimore City, Maryland (case filed 11/8/06). Two individuals suing on behalf of Robert W. Yeater, Sr. (deceased).
Brown v. John Crane-Houdaille, Inc., et al., Case No. 24-X-06-000207, Circuit Court, Baltimore City, Maryland (case filed 8/2/07).
Chalk, Jr., et al v. Quigley Co., Inc., et al., Case No. 24-X-04-000454, Circuit Court, Baltimore City, Maryland (case filed 4/21/04). Individual plaintiff seeks damages allegedly caused to decedent by exposure to asbestos and cigarettes, with claims against certain asbestos manufacturer defendants and certain tobacco company defendants.
Davis v. Quigley Co., Inc., et al., Case No. 24-X-04-000440, Circuit Court, Baltimore City, Maryland (case filed 2/13/07). Plaintiff is suing individually and as Personal Representative of the Estate of Charles F. Davis seeking damages allegedly caused to decedent by exposure to asbestos and cigarettes, with claims against certain asbestos manufacturer defendants and certain tobacco company defendants.
Holz, et al. v. A.W. Chesterton Co., et al., Case No. 24-X-04-000433, Circuit Court, Baltimore City, Maryland. (case filed 4/14/04). Plaintiff, suing individually and as Personal Representative of the Estate of Clarence R. Elbon, had previously sued asbestos defendants and has now joined certain tobacco company defendants, including Liggett. Liggett filed a motion to dismiss on October 24, 2006, which is pending before the court.
Lloyd, et al v. John Crane-Houdaille, Inc., et al., Case No. 24-X-06-000185, Circuit Court of Baltimore City, Maryland, (case filed 6/8/07).
Masucci, et al. v. John Crane-Houdaille, Inc., et.al., Case No. 24-X-04-001043, Circuit Court, Baltimore City, Maryland (case filed 10/25/04). Plaintiff is suing individually and as Personal Representative of the Estate of Louis M. Masucci.
Morehead, et al. v. John Crane-Houdaille, Inc., et al., Case No. 24-X-06-000475, Circuit Court of Baltimore City, Maryland (case filed 4/20/07). Two individuals suing. Individual plaintiff seeks damages allegedly caused to decedent by exposure to asbestos and cigarettes, with claims against certain asbestos manufacturer defendants and certain tobacco company defendants, including Liggett.
Murray v. John Crane-Houdaille, Inc., et al., Case No. 24-X-04-001007, Circuit Court, Baltimore City, Maryland (case filed 8/23/07).
Pumphrey v. John Crane-Houdaille, Inc., et al., Case No. 24-X-05-000430, Circuit Court, Baltimore City, Maryland (case filed 10/4/07). Plaintiff is suing individually and as Personal Representative of the Estate of Lee L. Pumphrey.

Smothers v. John Crane-Houdaille, Inc., et al., Case No. 24-X-05-000217, Circuit Court, Baltimore City, Maryland (case filed 10/10/07). Plaintiff is suing individually and as Personal Representative of the Estate of Joseph Smothers.
Taylor, et al v. John Crane-Houdaille, Inc., et al., Case No. 24-X-05-000555, Circuit Court, Baltimore City, Maryland (case filed 9/21/07).
Thompson, et al. v. John Crane-Houdaille, Inc., et al., Case No. 24-X-04-000912, Circuit Court, Baltimore City, Maryland (case filed 9/24/04). Plaintiff is suing individually and as the Personal Representative of the Estate of Leon Thompson.
Mississippi
Cochran v. R.J. Reynolds, et al., Case No. 2002-0366(3), Circuit Court, Mississippi, George County (case filed 12/31/02). One individual suing.
Fosselman v. R.J. Reynolds Tobacco Company, et al., Case No. 02-0196(E), Circuit Court, Mississippi, Wilkinson County (case filed 4/29/03). One individual suing.
Green v. Philip Morris Inc., et al., Case No. 2000-596 (B), Circuit Court, Mississippi, Jefferson County (case filed 11/16/00). One individual suing on behalf of estate and survivors of a deceased smoker.
Jennings, et al. v. R. J. Reynolds, et al., Case No. 2000-238, Circuit Court, Mississippi, Claiborne County (case filed 11/2/00). Fourteen individuals suing.
McGee, et al. v. Philip Morris Incorporated, et al., Case No. 2000-596 (A), Circuit Court, Mississippi, Jefferson County (case filed 11/16/00). One individual suing. Trial is scheduled to commence on October 7, 2008.
Minor, Jr. v. Philip Morris Incorporated, et al., Civil Action No. 2000-596 (D), Circuit Court, Mississippi, Jefferson County (case filed 11/16/00). One individual suing.
Rogers v. Philip Morris Incorporated, et al., Civil Action No. 2000-596 (E), Circuit Court, Mississippi, Jefferson County (case filed 11/16/00). One individual suing on behalf of the estate and survivors of a deceased smoker.
Townsend v. Philip Morris Incorporated, et al., Civil Action No. 2000-596 (F), Circuit Court, Mississippi, Jefferson County (case filed 11/16/00). One individual suing.
T & N, Ltd., et al., v. R.J. Reynolds Company, et al., Civil Action No. 2001-87, Circuit Court, Mississippi, Claiborne County (case filed 4/18/01). One corporate plaintiff and three individuals suing.
Walker v. Philip Morris Inc., et al., Civil Action No. 2000-596 (C), Circuit Court, Mississippi, Jefferson County (case filed 11/16/00). One individual suing on behalf of the estate and survivors of a deceased smoker.

Missouri
Baryo, et al. v. Philip Morris USA, Inc., et al., Case No. 05-1182-CV-W-REL, U.S. District Court, Western District of Missouri, Western Division (case filed 12/28/01). Three individuals suing, pro se, for wrongful death. In September 2006, the court dismissed all but two of plaintiffs’ claims, with prejudice. The remaining claims are product liability claims. Discovery is ongoing. Defendants recently filed a motion for summary judgment contending that the remaining claims are time barred. Trial is scheduled to commence on February 2, 2009.
Nuzum v. Brown & Williamson Tobacco Corporation, et al., Case No. 03-CV-237237, Circuit Court, Missouri, Jackson County (case filed 5/21/03). Two individuals suing.
New York
Brantley v. The American Tobacco Company, et al., Case No. 114317/01, Supreme Court of New York, New York County (case filed 7/23/01). One individual suing.
Debobes v. The American Tobacco Company, et al., Case No. 29544/92, Supreme Court of New York, Nassau County (case filed 10/17/97). One individual suing.
Gouveia, et al, v. Fortune Brands, Inc., et al., Case No. 210671/04, Supreme Court, Rensselaer County (case filed 9/16/1997). Two individuals suing. Discovery is scheduled to close on February 6, 2008 and a Note of Issue is scheduled to be filed on or before February 13, 2008.
Hausrath, et al. v. Philip Morris Inc., et al., Case No. I2001-09526, Superior Court, New York, Erie County (case filed 01/24/02). Two individuals suing. Trial is scheduled to commence on September 8, 2008 .
Hobart v. The American Tobacco Company, et al., Case No. 102869/02, Supreme Court of New York, New York County (case filed 11/5/97). One individual suing.
James v. The American Tobacco Company, et al., Case No. 103034/02, Supreme Court of New York, New York County (case filed 4/4/97). One individual suing.
Shea, et al. v. The American Tobacco Company, et al., Case No. 008938/03, Supreme Court of New York, Nassau County (case filed 10/17/97). Two individuals suing. A Note of Issue has been filed and the case is ready for trial.
Standish v. The American Tobacco Company, et al., Case No. 18418-97, Supreme Court of New York, Bronx County (case filed 7/28/97). One individual suing.
Tomasino, et al. v. The American Tobacco Company, et al., Case No. 027182/97, Supreme Court of New York, Nassau County (case filed 9/23/97). Two individuals suing. A Note of Issue has been filed and the case is ready for trial.
Tormey, et al. v. The American Tobacco Company, et al., Case No. 2005-0506, Supreme Court of New York, Onondaga County (case filed 1/25/05). Two individuals suing.
Yedwabnick, et al. v. The American Tobacco Company, et al., Case No. 20525/97, Supreme Court of New York, Queens County (case filed 9/19/97). One individual suing.

Ohio
Croft, et al. v. Akron Gasket & Packing, et al., Case No. CV04541681, Court of Common Pleas, Ohio, Cuyahoga County (case filed 8/25/05). Two individuals suing.
Pennsylvania
Buscemi v. Brown & Williamson, et al., Docket No. 9552-02, Court of Common Pleas, Pennsylvania, Delaware County (case filed 9/21/99). One individual suing.
West Virginia
Brewer, et al. v. The American Tobacco Company, et al., Case No. 01-C-82, Circuit Court, West Virginia, Ohio County (case filed 3/20/01). Two individuals suing.
Little v. The American Tobacco Company, et al., Case No. 01-C-235, Circuit Court, West Virginia, Ohio County (case filed 6/4/01). One individual suing.
II.	CLASS ACTION CASES
Brown, et al. v. The American Tobacco Co. et al., Case No. 711400, Superior Court of California, County of San Diego (case filed 10/1/97). In April 2001, under the California Unfair Competition Laws and the Consumer Legal Remedies Act, the court granted in part the plaintiffs’ motion for certification of a class composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. The action was brought against the major U.S. cigarette manufacturers, including Liggett, seeking to recover restitution, disgorgement of profits and other equitable relief under California Business and Professions Code. Certification was granted as to the plaintiffs’ claims that the defendants violated § 17200 of the California Business and Professions Code pertaining to unfair competition. The court, however, refused to certify the class under the California Legal Remedies Act or the plaintiffs’ common law claims. Following the November 2004 passage of a proposition in California that changed the law regarding cases of this nature, the defendants moved to decertify the class. In March 2005, the court granted the defendants’ motion. In May 2005, the plaintiffs appealed. In September 2006, the California Court of Appeal affirmed the order decertifying the class. In October 2006, the plaintiffs filed a petition for review with the California Supreme Court. The petition for review was granted in November 2006. The parties are awaiting a date for oral argument on the petition.
Cleary, et al. v. Philip Morris, Inc., et al., Case No. 98 L06427, Circuit Court of the State of Illinois, Cook County (case filed 6/3/98). The action was brought on behalf of persons who have allegedly been injured by (1) the defendants’ purported conspiracy pursuant to which defendants allegedly concealed material facts regarding the addictive nature of nicotine; (2) the defendants’ alleged acts of targeting their advertising and marketing to minors; and (3) the defendants’ claimed breach of the public’s right to defendants’ compliance with laws prohibiting the distribution of cigarettes to minors. The plaintiffs request that the defendants be required to disgorge all profits unjustly received through their sale of cigarettes to plaintiffs, which in no event will be greater than $75,000 each, inclusive of punitive damages, interest and costs. In April 2005, the plaintiffs filed a second amended complaint. In February 2006, a hearing on the defendants’ motion to dismiss occurred. The court dismissed count V (public nuisance) and count VI (unjust enrichment). In April 2006, the plaintiffs filed a motion to reconsider certain of the findings in the court’s ruling on defendants’ motion to dismiss counts V and VI of the plaintiffs’ second amended complaint. The plaintiffs’ motion for reconsideration was granted in part and denied in part. The court merely reconsidered certain components of its analysis, but did not modify its original decision, stating that reconsideration would not revive the plaintiffs’ public nuisance and unjust enrichment claims because the plaintiffs still cannot allege a special or separate harm. In July 2006, the plaintiffs filed a motion for class certification. A case management conference was held in August 2006, and the court entered a Case Management Order. The court ordered an extensive discovery schedule culminating in a supplemental briefing schedule (in June-August 2007) on class certification issues, and a class certification hearing occurred on September 6, 2007. The parties are awaiting a decision. Merits discovery is stayed pending a ruling by the court on class certification.
Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Case No. 94-08273 CA 22, Circuit Court of the 11th Judicial Circuit, Florida, Miami-Dade County (case filed 5/5/94). This personal injury class action was brought on behalf of certain named plaintiffs and all similarly situated allegedly injured smokers resident in Florida. The case was certified as a class action in October 1994. Trial commenced in July 1998. A judgment for compensatory and punitive damages was entered in November 2000. The judgment was reversed in its entirety by an intermediate appellate court in May 2003. On July 7, 2006, the Florida Supreme Court affirmed in part and reversed in part the May 2003 intermediate appellate court decision. Among other things, the Florida Supreme Court affirmed the intermediate appellate court’s decision vacating the punitive damages award, and held that the class should be decertified prospectively, but upheld certain trial court determinations and allowed plaintiffs to proceed to trial on individual liability issues and compensatory and punitive damage issues. All parties moved for rehearing and, on December 21, 2006, the Florida Supreme Court denied the motions in all material respects. The mandate on the decision issued on January 11, 2007, at which time the case was remanded to the Third District Court of Appeal for further proceedings consistent with the Florida Supreme Court’s opinion. The Third District Court of Appeal remanded the case to the trial court. Defendants filed a petition for writ of certiorari to the United States Supreme Court which was denied in September 2007 Defendants filed a petition for rehearing before the United States Supreme Court, which was denied in November 2007. See Note 12, Contingencies, for a more detailed discussion of this case.
In Re: Tobacco Litigation (Medical Monitoring) (Blankenship), Case No. 00-C-6000, Circuit Court, West Virginia, Ohio County (case filed 01/26/00). Class action seeking payments for costs of medical monitoring for current and former smokers. Liggett was severed from the trial of the other tobacco company defendants. Judgment upon jury verdict in favor of the other tobacco company defendants was affirmed by the West Virginia Supreme Court in May 2004, which denied plaintiff’s petition for rehearing. Plaintiff did not seek further appellate review of this matter, and the case was concluded in favor of all defendants other than Liggett. The case is dormant.
In Re: Tobacco Litigation (Personal Injury Cases), Case No. 00-C-5000, Circuit Court, West Virginia, Ohio County (case filed 1/18/00). Although not technically a class action, the court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial on some common related issues. The court recently issued an order staying all proceedings pending the outcome of the United States Supreme Court’s review of Good v. Altria Group Inc. case. Liggett was severed from the trial of the consolidated action.

Lowe, et al. v. Philip Morris Incorporated, et al., Case No. 0111-11895, Circuit Court, Oregon, Multnomah County (case filed 11/19/01). This personal injury class action involves medical monitoring claims brought on behalf of plaintiff and all Oregon residents who have smoked cigarettes. The alleged class seeks payments for costs of medical monitoring for current and former smokers. In September 2003, the court granted defendants’ motion to dismiss the complaint, and plaintiffs appealed to the Oregon Court of Appeals. On September 6, 2006, the Oregon Court of Appeals upheld the trial court’s decision. On December 27, 2006, plaintiffs petitioned the Oregon Supreme Court to review the decision, and on March 20, 2007, the Oregon Supreme Court granted the petition. Oral argument occurred on September 5, 2007 and the parties are awaiting a decision.
Parsons, et al. v. Liggett Group Inc., et al., Case No. 98-C-388, Circuit Court, State of West Virginia, Kanawha County (case filed 4/9/98). This personal injury class action is brought on behalf of plaintiff’s decedent and all West Virginia residents having claims for personal injury arising from exposure to both cigarette smoke and asbestos fibers. The action is stayed as a result of bankruptcy petitions filed by three defendants.
Romero, et al. v. Philip Morris Companies, Inc. et al., Case No. D0117 CV-00000972, District Court, Rio Arriba County, New Mexico (case filed 4/10/00). In this class action, plaintiffs allege that defendants conspired to fix, raise, stabilize, or maintain prices for cigarettes in the State of New Mexico. Plaintiffs’ motion for class certification was granted in April 2003. In February 2005, the New Mexico Supreme Court affirmed the trial court’s certification order. In June 2006, the trial court granted defendants’ motions for summary judgment. Plaintiffs appealed the decision. Briefing was completed in August 2007 and the parties are awaiting a decision.
Schwab, et al. v. Philip Morris USA, Inc., et al., Case No. 1:04-CV-01945-JBW-SMG, USDC, Eastern District of New York (case filed 5/11/04). This class action seeks economic damages on behalf of plaintiffs and all others similarly situated under the RICO act challenging the practices of defendants in connection with the marketing, advertising, promotion, distribution and sale of “light” cigarettes. The court recently certified a nationwide class of “light” smokers. The defendants have appealed the certification and requested a stay. The United States Court of Appeals for the Second Circuit issued a permanent stay pending appeal. Oral argument occurred in July 2007 and the parties are awaiting a decision. See Note 12, Contingencies, for a more detailed discussion of the case.
Smith, et al. v. Philip Morris Companies, Inc., et al., Case No. 00-CV-26, District Court, Kansas, Seward County (case filed 2/7/00). In this class action, plaintiffs allege that defendants conspired to fix, raise, stabilize, or maintain prices for cigarettes in the State of Kansas. The court granted class certification in November 2001. The case has been stayed until the Kansas Supreme Court decides a petition for mandamus brought by certain defendants concerning an order to produce allegedly privileged documents.
Young, et al. v. The American Tobacco Company, et al., Case No. 2:97-CV-03851, Civil District Court, State of Louisiana, Orleans Parish (case filed 11/12/97). This purported personal injury class action is brought on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In October 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc. (as described in Note 12, Contingencies).

III.	GOVERNMENTAL ACTIONS
City of St. Louis, et al. v. American Tobacco Company, Inc., et al., Case No. CV-982-09652, Circuit Court, State of Missouri, City of St. Louis (case filed 12/4/98). City of St. Louis and approximately 50 area hospitals seek to recover past and future costs expended to provide healthcare to Medicaid, medically indigent, and non-paying patients suffering from tobacco-related illnesses. In June 2005, the court granted the defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. The claims for damages which accrued after November 16, 1993 are still pending. Discovery is ongoing. A hearing is scheduled for February 29, 2008 on defendants’ motion for partial summary judgment and on plaintiffs’ motion for partial summary judgment precluding defendants from relitigating issues based on collateral estoppel. Trial is scheduled to commence on January 11, 2010.
Crow Creek Sioux Tribe v. American Tobacco Company, et al., Case No. CV 97-09-082, Tribal Court of the Crow Creek Sioux Tribe, State of South Dakota (case filed 9/26/97). The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program and disgorgement of unjust profits from sales to minors. The plaintiffs claim that the defendants are liable under the following theories: unlawful marketing and targeting of minors, contributing to the delinquency of minors, unfair and deceptive acts or practices, unreasonable restraint of trade and unfair methods of competition, negligence, negligence per se, conspiracy and restitution of unjust enrichment. The case is dormant.
IV.	THIRD-PARTY PAYOR ACTIONS
General Health Services (Kupat Holim Clalit) v. Philip Morris, Inc., et al., Case No. 1571/98, District Court, Israel, Jerusalem (case filed 9/28/98). General Health Services seeks monetary damages and declaratory and injunctive relief on behalf of itself and all of its members against the major United States tobacco manufacturers. Motions filed by the defendants are pending before the Israel Supreme Court, seeking appeal from a lower court’s decision granting leave to plaintiff for foreign service of process. See Note 12, Contingencies, for a more detailed discussion of the case.